FOR IMMEDIATE RELEASE:

SERVICE CORPORATION INTERNATIONAL
ANNOUNCES FOURTH QUARTER 2007 FINANCIAL RESULTS
AND OUTLOOK FOR 2008

- Conference call on Friday, February 29, 2008, at 9:00 a.m. Central Standard Time.

HOUSTON, Texas, February 28, 2008 . . . Service Corporation International (NYSE: SCI), a provider of deathcare products and services, today reported results for the fourth quarter and fiscal year 2007 and provided its outlook for fiscal year 2008. Our consolidated financial statements can be found at the end of this press release. The table below summarizes our key financial results:

(In millions, except for per share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues	$572.9	$479.1	$2,285.3	$1,752.9
Operating income	$89.9	$52.8	$346.2	$196.7
Net income	$166.8	$0.8	$247.7	$56.5
Diluted earnings per share	$.60	$.00	$.85	$.19
Earnings from continuing operations excluding special items(1)	$38.8	$33.6	$151.5	$121.6
Diluted earnings per share from continuing operations excluding special items(1)	$.14	$.11	$.52	$.41

(1)
Earnings and diluted earnings per share from continuing operations excluding special items are non-GAAP financial measures. A reconciliation to net income and diluted earnings per share computed in accordance with GAAP can be found later in this press release under the heading “Non-GAAP Financial Measures”.

Highlights:

–
Diluted earnings per share from continuing operations excluding special items increased to $0.14 in the fourth quarter of 2007 compared to $0.11 in the fourth quarter of 2006, primarily reflecting strong cemetery performance and the acquisition of Alderwoods. For fiscal year 2007, diluted earnings per share from continuing operations excluding special items was $0.52, which was at the top of our guidance range and up 26.8% from $0.41 in 2006.

–	Revenues increased $532.4 million, or 30.4% in 2007, even with significant divestiture activity throughout the year.

–
Comparable average revenue per funeral service increased 5.2% in the fourth quarter of 2007 and 5.3% for the full year 2007. These increases in average revenue per funeral service more than offset declines of 3.9% and 4.0% in comparable funeral services performed in the three and twelve months ended December 31, 2007, respectively.

–	During 2007, SCI divested of more than 300 locations and our equity interest in France generating approximately $555 million of cash proceeds.

–	Cash flow from operating activities in fiscal year 2007 exceeded our guidance range and grew to $356.2 million compared to $324.2 million in 2006.

–
SCI returned more than $300 million in capital to shareholders in the fourth quarter through a combination of dividends and share repurchases, bringing the year-to-date total capital returned to shareholders to approximately $540 million in 2007.

Tom Ryan, the Company’s President and Chief Executive Officer, commented on the fourth quarter of 2007:

“This year was a significant success for SCI. We successfully completed the integration of Alderwoods, the largest acquisition in our company’s history. We also completed the divestiture of non-strategic properties which resulted in over $550 million in cash proceeds. These cash proceeds coupled with our strong operating cash flow have allowed us to reinvest in our businesses and return capital to our shareholders.

We are also encouraged by our 2007 operating results, particularly in our cemetery segment where our margin percentage increased nearly 300 basis points over 2006. As we capitalize on our strength as the industry leader, we continue to make progress in further implementing initiatives focused on making our business stronger and adding value for our shareholders.”

2008 OUTLOOK

Also commenting on the Company’s 2008 outlook is Tom Ryan, the Company’s President and Chief Executive Officer:

“For 2008, we are confident about our competitive position, our financial strength and our ability to further grow our business. This is illustrated by an approximate 10% to 20% range of expected growth in our diluted earnings per share from continuing operations”, said Tom Ryan, President and CEO.

The following table summarizes our fiscal year 2008 outlook for anticipated results from continuing operations:

(In millions, except for per share amounts)
Funeral revenues	$1,450 to $1,500
Funeral gross margin percentage	20% to 24%
Cemetery revenues	$710 to $750
Cemetery gross margin percentage	18% to 22%
General & administrative expenses	$85 to $95
Interest expense	$130 to $140
Diluted earnings per share excluding special items(1)	$0.57 to $0.63
Capital improvements at existing facilities and cemetery development expenditures	$140 to $155
Total capital expenditures	$165 to $195
Depreciation and amortization	$155 to $170
Net cash provided by operating activities	$280 to $310
Net cash provided by operating activities excluding a one-time cash tax payment(2)	$380 to $410

(1)
Diluted earnings per share excluding special items is a non-GAAP financial measure. We normally reconcile this non-GAAP financial measure to diluted earnings per share; however, diluted earnings per share calculated in accordance with GAAP is not currently accessible on a forward-looking basis. Our outlook for 2008 excludes the following because this information is not currently available: Gains or losses associated with asset dispositions; gains or losses associated with the early extinguishment of debt; any potential tax adjustments to reserves, payments, credits or refunds resulting from the Company's pending Internal Revenue Service audit; and any potential costs associated with settlements of litigation or the recognition of receivables for insurance recoveries associated with litigation.

(2)
Net cash provided by operating activities excluding a one-time cash tax payment is a non-GAAP financial measure. The reconciliation to our anticipated net cash provided by operating activities calculated in accordance with GAAP is as follows:

Net cash provided by operating activities	$280 to $310 million
Estimated one-time expected cash tax payment	$100 million
Net cash provided by operating activities excluding a one-time cash tax payment	$380 to $410 million

Highlights:

–
We expect to increase our revenues in 2008 primarily through continued strategic pricing initiatives, enhancing discounting guidelines, and developing additional cemetery products and services. We expect to grow preneed sales production through improved marketing and sales processes. We will continue to invest in marketing infrastructure and in our target customer segments, which we believe will drive incremental volume growth over time. We will also pursue acquisitions and new site growth at attractive prices. We expect to continue to reduce costs by improving the standardization of our staffing and other metrics, utilizing our purchasing power, and rationalizing our market footprints. We expect that these actions will result in growth in our diluted earnings per share from continuing operations excluding special items from $0.52 in 2007 to a range of $0.57 to $0.63, representing expected growth of approximately 10% to 20%.

–
In 2008, we expect net cash provided by operating activities to range from $280 to $310 million. This includes $100 million for a one-time expected cash tax payment to be paid in early 2008 primarily related to the sale of our equity investment in France and other major dispositions in late 2007. Net cash provided by operating activities excluding this one-time cash tax payment is expected to range from $380 to $410 million.

–
We expect total capital expenditures in 2008 to range from $165 to $195 million. This range consists of $85 to $95 million for capital improvements at existing facilities, $55 to $60 million for capital expenditures to develop cemetery property, and approximately $25 to $40 million for new construction and expansion of market footprint projects.

–
The guidance range for diluted earnings per share from continuing operations excluding special items in 2008 assumes an effective tax rate of 38% and assumes the fully diluted weighted average shares outstanding will be approximately 260 to 265 million.

REVIEW OF FOURTH QUARTER AND FISCAL YEAR ENDED 2007 RESULTS

The following table represents consolidated results of operations, including the properties acquired in the Alderwoods transaction.

(In millions, except funeral services performed, average revenue per funeral service or per contract sold and total preneed funeral contracts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Funeral
Funeral atneed revenue	$244.0	$207.5	$1,015.6	$754.5
Funeral recognized preneed revenue	115.1	97.0	452.5	359.9
General agency revenues(1)	9.3	6.9	44.8	35.1
Other revenue	2.5	3.6	12.4	12.3
Total funeral revenues	$370.9	$315.0	$1,525.3	$1,161.8

Gross profit	$72.1	$68.4	$308.6	$242.0
Gross margin percentage	19.4%	21.7%	20.2%	20.8%

Funeral services performed	70,773	63,465	299,801	235,384
Average revenue per funeral service	$5,030	$4,798	$4,897	$4,734

Preneed Funeral Production:
Sales	$98.5	$73.9	$434.3	$314.0
Total preneed funeral contracts sold	18,330	13,220	80,929	63,214
Average revenue per contract sold	$5,374	$5,590	$5,366	$4,967

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Cemetery
Cemetery atneed revenue	$62.5	$58.6	$274.5	$220.0
Cemetery recognized preneed revenue	113.9	84.2	381.0	284.8
Other revenue (2)	25.6	21.3	104.4	86.3
Total cemetery revenues	$202.0	$164.1	$759.9	$591.1

Gross profit	$49.4	$35.9	$159.9	$108.3
Gross margin percentage	24.4%	21.9%	21.0%	18.3%

Preneed and Atneed Cemetery Production:
Preneed and Atneed Sales	$154.5	$130.0	$672.1	$527.8
Recognition rate (3)	114.2%	109.8%	97.5%	95.6%

(1)
General Agency (GA) revenues are commissions we receive from third-party insurance companies for life insurance policies or annuities sold to preneed customers for the purpose of funding preneed funeral arrangements.

(2)	Other cemetery revenue is primarily related to endowment care trust fund income and interest and finance charges earned from customer receivables on preneed installments contracts.

(3)	Represents the ratio of current period revenue recognition stated as a percentage of current period sales production.

Funeral Results for the Fourth Quarter 2007

–	Funeral revenues increased $55.9 million, or 17.7%, primarily reflecting the acquisition of Alderwoods offset by significant divestiture activity.

–	Funeral gross profit increased $3.7 million, or 5.4%. The gross margin percentage decreased to 19.4% compared to 21.7% due to the lower margin percentages contributed from Alderwoods locations.

–	Average revenue per funeral service increased 5.8%. Funeral services performed increased 7,308, or 11.5%.

–	Preneed funeral production increased $24.6 million, or 33.3% primarily due to the acquisition of Alderwoods.

Comparable Funeral Results for the Fourth Quarter 2007

The table below details comparable funeral results of operations (“same store”) for the three months ended December 31, 2007 and 2006. We consider comparable operations as those owned for the entire period beginning January 1, 2006 and ending December 31, 2007. Comparable revenue increased 2.3% primarily due to increased average revenue. Comparable gross profit decreased 4.7% due to increased property taxes and higher trust selling costs from increased production.

(In millions, except funeral services performed and average revenue per funeral service)	Three months ended December 31,
	2007	2006	Change	Change %
Comparable revenue	$268.1	$262.1	$6.0	2.3%
Comparable gross profit	$55.1	$57.8	$(2.7)	(4.7%)
Comparable gross margin percentage	20.6%	22.1%

Comparable funeral services performed:
Preneed	17,380	17,757	(377)	(2.1%)
Atneed	32,252	33,874	(1,622)	(4.8%)
Total	49,632	51,631	(1,999)	(3.9%)

Comparable average revenue per funeral service	$5,160	$4,903	$257	5.2%

Cemetery Results for the Fourth Quarter 2007

–
Cemetery revenues increased $37.9 million, or 23.1%, primarily due to the acquisition of Alderwoods. Comparable cemetery revenues increased $5.8 million, or 4.1%, primarily related to our tiered-product strategy, which focuses on the development of high-end cemetery property.

–
Cemetery gross profit increased $13.5 million, or 37.6%, and the gross margin percentage increased to 24.4% compared to 21.9%. Comparable gross profit increased $2.6 million, or 8.3% and the gross margin percentage increased to 23.4% compared to 22.5% driven by strong property sales described above.

–	Cemetery preneed and atneed production increased $24.5 million, or 18.8% primarily due to the acquisition of Alderwoods.

Other Fourth Quarter 2007 Financial Results

–
General and administrative expenses increased $8.6 million primarily due to $6.1 million of costs incurred to terminate and settle our SCI Cash Balance Defined Benefit Plan and transition costs related to the acquisition of Alderwoods.

–
We received and recognized $158.1 million in distributions in connection with the liquidation of our French subsidiary. Also our equity in earnings related to this French investment prior to liquidation increased $28.2 million over the fourth quarter of 2006.

Cash Flow and Capital Spending

Cash flows from operating activities were $356.2 million in 2007 compared to $324.2 million in 2006. Included in 2007 are one-time transition costs related to the Alderwoods acquisition of $38.6 million, $11.7 million of premiums paid on the early extinguishment of debt, a $17.0 million distribution from our French equity investment, and pension termination costs of $40.9 million. Included in 2006 are transition costs related to the Alderwoods acquisition of $3.2 million and $15.7 million of premiums paid on the early extinguishment of debt.

Excluding the above items, cash flow from operating activities in 2007 increased by approximately $87 million to $430 million in 2007 compared to $343 million in 2006. This increase reflects additional cash flow and synergies achieved related to the Alderwoods acquisition as well as approximately $26 million in trust proceeds arising from our recent reconciliations of the preneed funeral and cemetery backlogs of Alderwoods. These increases were partially offset by $42.4 million in additional interest payments resulting from increased borrowings to finance the Alderwoods acquisition and $29 million in additional cash tax payments.

A summary of our capital expenditures is set forth below:

(In millions)	Capital Expenditures
	Twelve Months Ended
	December 31, 2007	December 31, 2006
Capital improvements at existing locations	79.7	57.8
Development of cemetery property	55.0	32.9
Construction of new funeral home facilities and other growth capital	22.3	6.8
Total capital expenditures	$157.0	$97.5

NON-GAAP FINANCIAL MEASURES

Earnings from continuing operations excluding special items, diluted earnings per share from continuing operations excluding special items, and net cash from operating activities excluding special items are all non-GAAP financial measures. We believe these non-GAAP financial measures provide a consistent basis for comparison between quarters and better reflects the performance of our core operations, as they are not influenced by certain income, expense, and cash items not affecting continuing operations. We also believe this measure helps facilitate comparisons to our competitors’ operating results.

Set forth below is a reconciliation of earnings from continuing operations excluding special items to our reported net income. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

	Three Months Ended				Twelve Months Ended
(In millions, except diluted EPS)	December 31, 2007		December 31, 2006		December 31, 2007		December 31, 2006
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income reported	$166.8	$.60	$0.8	$-	$247.7	$.85	$56.5	$.19

After-tax reconciling items:
(Gains) losses on dispositions and impairment charges, net	(19.3)	(.07)	21.3	.07	(6.0)	(.02)	50.1	.17
Loss on early extinguishment of debt	0.3	-	10.7	.04	8.7	.03	10.7	.04
Financing cost for bridge facility	-	-	-	-	-	-	3.9	.01
Alderwoods transition and other costs	4.9	.02	4.3	.01	16.4	.06	4.3	.01
Pension termination costs	3.5	.01	-	-	6.5	.02	-	-
Income from French equity investment	(117.4)	(.42)	-	-	(117.4)	(.40)	-	-
Discontinued operations	-	-	(3.5)	(.01)	(4.4)	(.02)	(3.9)	(.01)
Earnings from continuing operations excluding special items	$38.8	$.14	$33.6	$.11	$151.5	$.52	$121.6	$.41

Diluted weighted average shares outstanding (in thousands)		276,798		297,306		290,444		297,371

Set forth below is a reconciliation of net cash provided by operating activities excluding special items to our reported net cash provided by operating activities prepared in accordance with GAAP. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions)	Twelve Months Ended December 31,
	2007	2006
Cash flows from operating activities reported	$356.2	$324.2

Reconciling items:
Distribution from French equity investment	(17.0)	-
Premiums paid on extinguishment of debt	11.7	15.7
Pension termination contribution	40.9	-
Alderwoods transition and other costs	38.6	3.2
Net cash from operating activities excluding special items	$430.4	$343.1

Conference Call and Webcast

We will host a conference call on Friday, February 29, 2008, at 9:00 a.m. Central Standard Time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (617) 614-2714 with the passcode of 83569262. The conference call will also be broadcast live via the Internet and can be accessed through our website at www.sci-corp.com. A replay of the conference call will be available through March 7, 2008 and can be accessed at (617) 801-6888 with the passcode of 16561385. Additionally, a replay of the conference call will be available on our website for approximately ninety days on the Investors page under the subheading “Conference Calls” at www.sci-corp.com/ConfCalls.html. This earnings release will also be available on our website on the Investor Relations page under the subheading “News” at www.sci-corp.com/InvestorsMenu.html.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:
•
Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense and negative currency translation effects.

•
The outcomes of pending lawsuits and proceedings against us and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.

•	The amounts payable by us with respect to our outstanding legal matters exceed our established reserves.
•
The outcome of a pending Internal Revenue Service audit. We maintain accruals for tax liabilities which relate to uncertain tax matters. If these tax matters are unfavorably resolved, we will be required to make any required payments to tax authorities. If these tax matters are favorably resolved, the accruals maintained by us will no longer be required and these amounts will primarily be reversed through the tax provision at the time of resolution.

•
Our ability to manage changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures and local economic conditions.

•	Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting and trusting policies.
•	Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.
•	Our ability to successfully access surety and insurance markets at a reasonable cost.
•	Our ability to successfully leverage our substantial purchasing power with certain of our vendors.
•
The effectiveness of our internal control over financial reporting, and our ability to certify the effectiveness of the internal controls and to obtain an unqualified attestation report of our auditors regarding the effectiveness of our internal control over financial reporting.

•	Our credit agreement and privately placed debt securities contain covenants that may prevent us from engaging in certain transactions.
•
Our ability to buy our common stock under our share repurchase programs which could be impacted by, among others, restrictive covenants in our bank agreements, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing common stock.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2007 Annual Report on Form 10-K, which is expected to be filed today. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America’s leading provider of deathcare products and services. At December 31, 2007, we owned and operated more than 1,300 funeral homes and 350 cemeteries (of which over 200 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:

Investors:	Debbie Young - Director / Investor Relations	(713) 525-9088

Media:	Lisa Marshall - Managing Director / Corporate Communications	(713) 525-3066

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues	$572,922	$479,098	$2,285,303	$1,752,888
Costs and expenses	(451,457)	(374,767)	(1,816,803)	(1,402,627)
Gross profit	121,465	104,331	468,500	350,261

General and administrative expenses	(39,652)	(31,015)	(137,406)	(94,900)
Gains (losses) on dispositions and impairment charges, net	9,971	(20,542)	16,920	(58,683)
Other operating expense	(1,848)	-	(1,848)	-
Operating income	89,936	52,774	346,166	196,678

Interest expense	(35,002)	(36,732)	(146,854)	(123,399)
Interest income	3,401	10,149	11,725	31,171
Loss on early extinguishment of debt	(506)	(17,532)	(14,986)	(17,532)
Equity in earnings (losses) of unconsolidated subsidiaries	27,877	(299)	36,607	1,052
Gain on redemption of securities	158,133	-	158,133	10,932
Other income (expense), net	177	(1,697)	(3,804)	(1,453)
	154,080	(46,111)	40,821	(99,229)
Income from continuing operations before income taxes	244,016	6,663	386,987	97,449
Provision for income taxes	(77,170)	(8,999)	(143,670)	(44,845)
Income (loss) from continuing operations	166,846	(2,336)	243,317	52,604
(Loss) income from discontinued operations (net of income tax (provision) benefit of $(635), $2,430, $(4,818), and $2,548, respectively)	(47)	3,106	4,412	3,907
Net income	$166,799	$770	$247,729	$56,511
Basic earnings (loss) per share:
Income (loss) from continuing operations	$.61	$(.01)	$.85	$.18
Income from discontinued operations, net of tax	-	.01	.02	.01
Net income	$.61	$-	$.87	$.19
Diluted earnings (loss) per share:
Income (loss) from continuing operations	$.60	$(.01)	$.83	$.18
Income from discontinued operations, net of tax	-	.01	.02	.01
Net income	$.60	$-	$.85	$.19
Basic weighted average number of shares	271,698	292,092	284,966	292,859
Diluted weighted average number of shares	276,798	297,306	290,444	297,371
Dividends declared per share	$.04	$.03	$.13	$.105

SERVICE CORPORATION INTERNATIONAL
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except share amounts)

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$168,594	$39,880
Receivables, net	113,793	107,194
Inventories	36,203	39,535
Current assets of discontinued operations	-	2,236
Current assets held for sale	2,294	6,330
Other	27,261	43,162
Total current assets	348,145	238,337
Preneed funeral receivables and trust investments	1,434,403	1,516,676
Preneed cemetery receivables and trust investments	1,428,057	1,522,584
Cemetery property, at cost	1,451,666	1,495,248
Property and equipment, at cost, net	1,569,534	1,641,353
Goodwill	1,198,153	1,264,272
Non-current assets of discontinued operations	-	371,132
Non-current assets held for sale	122,626	349,311
Deferred charges and other assets	400,734	436,545
Cemetery perpetual care trust investments	905,744	893,931
	$8,859,062	$9,729,389
Liabilities & Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$343,392	$341,173
Current maturities of long-term debt	36,594	46,176
Current liabilities of discontinued operations	-	2,351
Current liabilities held for sale	149	419
Income taxes	46,305	17,828
Total current liabilities	426,440	407,947
Long-term debt	1,820,106	1,912,696
Deferred preneed funeral revenues	526,668	537,792
Deferred preneed cemetery revenues	753,876	754,193
Deferred income taxes	67,441	177,341
Non-current liabilities of discontinued operations	-	311,498
Non-current liabilities held for sale	91,928	239,800
Other liabilities	383,642	357,418
Non-controlling interest in funeral and cemetery trusts	2,390,288	2,548,743
Non-controlling interest in cemetery perpetual care trusts	906,590	887,186

Stockholders' equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 262,858,169 and 293,222,114, issued and outstanding (net of 1,961,300 and 10,000 treasury shares, at par, respectively)	262,858	293,222
Capital in excess of par value	1,874,600	2,135,649
Accumulated deficit	(797,965)	(906,394)
Accumulated other comprehensive income	152,590	72,298
Total stockholders' equity	1,492,083	1,594,775
	$8,859,062	$9,729,389

SERVICE CORPORATION INTERNATIONAL
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2007	2006
Cash flows from operating activities:
Net income	$247,729	$56,511
Adjustments to reconcile net income to net cash provided by operating activities:
Net income from discontinued operations, net of tax	(4,412)	(3,907)
Equity in earnings of unconsolidated subsidiaries, net of cash received	(19,566)	(1,052)
Loss on early extinguishment of debt	14,986	17,532
Premiums paid on early extinguishment of debt	(11,650)	(15,725)
Depreciation and amortization	130,429	96,684
Amortization of cemetery property	35,824	28,263
Amortization of loan costs	6,261	16,328
Provision for doubtful accounts	10,754	9,156
Provision for deferred income taxes	34,652	38,257
(Gains) losses on dispositions and impairment charges, net	(16,920)	58,683
Gain on redemption of securities	(158,133)	-
Share-based compensation	8,787	7,035
Excess tax benefits from share based awards	(10,469)	-
Change in assets and liabilities, net of effects from acquisitions and dispositions:
Increase in receivables	(24,650)	(362)
Increase in other assets	(660)	(7,938)
Increase (decrease) in payables and other liabilities	51,407	(10,607)
Net effect of preneed funeral production and maturities	27,918	8,629
Net effect of cemetery production and deliveries	16,610	26,728
Other	6	(2,027)
Net cash provided by operating activities from continuing operations	338,903	322,188
Net cash provided by operating activities from discontinued operations	17,279	2,031
Net cash provided by operating activities	356,182	324,219
Cash flows from investing activities:
Capital expenditures	(157,011)	(97,527)
Acquisitions, net of cash acquired	(8,355)	(1,301,359)
Proceeds from divestitures and sales of property and equipment	410,689	83,146
Proceeds from sale of investments	144,564	-
Net (deposits) withdrawals of restricted funds and other	(3,220)	8,639
Net cash provided by (used in) investing activities from continuing operations	386,667	(1,307,101)
Net cash (used in) provided by investing activities from discontinued operations	(8,546)	9,599
Net cash provided by (used in) investing activities	378,121	(1,297,502)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	398,996	850,000
Debt issuance costs	(6,443)	(24,716)
Payments of debt	(29,234)	(26,053)
Principal payments on capital leases	(27,057)	(21,346)
Early extinguishment of debt	(472,545)	(181,543)
Proceeds from exercise of stock options	52,938	5,946
Excess tax benefits from share-based awards	10,469	-
Purchase of Company common stock	(505,121)	(27,870)
Payments of dividends	(34,629)	(29,431)
Bank overdrafts and other	7,209	20,480
Net cash (used in) provided by financing activities from continuing operations	(605,417)	565,467
Net cash used in financing activities from discontinued operations	(2,113)	(254)
Net cash (used in) provided by financing activities	(607,530)	565,213
Effect of foreign currency	1,941	1,168
Net increase (decrease) in cash and cash equivalents	128,714	(406,902)
Cash and cash equivalents at beginning of period	39,880	446,782
Cash and cash equivalents at end of period	$168,594	$39,880